Prospectus Supplement filed under Rule 424(b)(3)
                                                 S-3 Registration No. 333-39825


PROSPECTUS SUPPLEMENT
(to Prospectus dated December 5, 1997)

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. INFORMATION CONTAINED HEREIN IS SUBJECT TO AMENDMENT.


                            HEALTHSOUTH CORPORATION


                         984,189 SHARES OF COMMON STOCK
                           PAR VALUE $.01 PER SHARE

     This Prospectus, dated December 5, 1997, (the "Prospectus"), relating to the offering for resale of up to 984,189 shares of Common Stock, par value $.01 per share, of HEALTHSOUTH Corporation ("HEALTHSOUTH"), is hereby amended as set forth below.

     The information for the entry of Charles R. Gershon in the table of Selling Stockholders on page 13 of the Prospectus is hereby deleted in its entirety and the following information inserted in lieu thereof:


                                             NUMBER OF          NUMBER OF          NUMBER OF
                                               SHARES            SHARES          SHARES TO BE
                                            BENEFICIALLY       COVERED BY            HELD
          SELLING STOCKHOLDERS                 OWNED         THIS PROSPECTUS     AFTER OFFERING
----------------------------------------   --------------   -----------------   ---------------
Charles R. Gershon                           977               977                    0
Charles Scott                                338               338                    0
Al Rodriguez                                 338               338                    0
Tom Schoborg                                 338               338                    0
John M. White                                338               338                    0


     The information in the Plan of Distribution on Page 15 of the Prospectus is hereby deleted in its entirety and the following information inserted in lieu thereof:


                              PLAN OF DISTRIBUTION

     The Shares of HEALTHSOUTH Common Stock may be offered and sold by or for the account of the Selling Stockholders from time to time as market conditions permit on the NYSE, or otherwise, at prices and on terms then prevailing or in negotiated transactions. Some or all of the Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer (including a market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participting brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. This Prospectus may also be used by donees and/or pledgees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares.

     Upon the Selling Stockholders notifying the Company that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Stockholders, the commissions paid or discounts or concessions allowed by the Selling Stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in the Prospectus.


          The date of this Prospectus Supplement is March 18, 1998.